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                                                                     EXHIBIT 5.1



                               September 29, 1999

Ultimate Electronics, Inc.
321 West 84th Avenue, Suite A
Thornton, CO  80260


         Re:   Registration Statement No. 333-87341 on Form S-3
               Prospectus relating to 2,250,000 Shares of Common
               Stock of Ultimate Electronics, Inc.

Dear Ladies and Gentlemen:

         We have acted as counsel for Ultimate Electronics, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), relating to the offer and sale of up to 2,587,500 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock").

         This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

         We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law, as we have deemed necessary or appropriate for purposes of giving the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

         The following opinions are limited solely to the applicable federal law of the United States of America, the law of the State of Colorado, and the General Corporation Law of the State of Delaware. While we are not licensed to practice in the State of Delaware, we have reviewed applicable provisions of the General Corporation Law of the State of Delaware as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinions with respect to Delaware law.


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September 29, 1999
Page 2



         Based upon and subject to the foregoing, we are of the opinion that the Shares and the Preferred Stock Purchase Rights appertaining thereto, when issued and sold in conformity with the resolutions of the board of directors of the Company and as contemplated in the Registration Statement and the prospectus included therein, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the Registration Statement as the counsel who will pass upon the validity of the Shares. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules of the Securities and Exchange Commission thereunder.

                                                      Sincerely,



                                                      DAVIS, GRAHAM & STUBBS LLP